Exhibit 99

News from Xerox

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox Settles Securities Lawsuit

Norwalk, Conn., March 27, 2008 – Xerox Corporation (NYSE: XRX) received preliminary court approval to settle a securities lawsuit that dates back to 2000.

The company agreed to settle this case to avoid the time, expense and uncertainty of litigation. Xerox did not admit to any wrongdoing as part of the settlement, which is subject to final court approval and other conditions.

“Our strong financial position gives us the flexibility to resolve this issue while continuing to deliver shareholder value through share repurchase, dividends and acquisitions,” said Anne Mulcahy, Xerox chairman and chief executive officer.

The case, Carlson v. Xerox Corporation, is on behalf of purchasers of Xerox common stock and bonds during the period from February 17, 1998, through June 27, 2002.

Xerox will take an after-tax charge of $491 million in the first-quarter of 2008 to cover the settlement and adequately reserve for other pending securities-related cases. The charge factors in expected recovery from Xerox’s insurance carriers.

Under the proposed agreement, Xerox will make cash payments totaling $670 million and KMPG, LLP, Xerox’s former outside auditor and a co-defendant, will pay $80 million into the settlement fund. Xerox expects to make its payments in five installments during this year.

Xerox generated $1.9 billion in operating cash flow last year and repurchased $631 million in Xerox stock. In addition to paying a quarterly dividend, the company plans to continue its share repurchase program. Since the beginning of 2008, Xerox has bought back 22 million shares with a remaining $1 billion authorized for share repurchase.

For information about the administration of the settlement, contact the Claims Administrator at 1-800-708-4103, write to Gilardi & Co. LLC, P.O. Box 808003, Petaluma, CA 94975-8003, or visit www.gilardi.com/xeroxsettlement.

-XXX-

Media Contacts:

Michael Moeller, Xerox Corporation, +1-203-849-2469, michael.moeller@xerox.com

Christa Carone, Xerox Corporation, +1-203-849-2417, christa.carone@xerox.com

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results;

development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2007 Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. Xerox®, the Xerox wordmark and the spherical connection symbol are trademarks of Xerox Corporation in the United States and/or other countries.